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                                                                     Exhibit 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--407, Defined Asset Funds (Michigan, New Jersey, New York and Ohio
Insured Trusts):

We consent to the use in this Registration Statement No. 333-72789 of our report dated March 26, 1999 relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--407, Defined Asset Funds (Michigan, New Jersey, New York and Ohio Insured Trusts) and to the reference to us under the heading 'How the Fund Works--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
March 26, 1999